[Diversified Corporate Consulting Group, LLC Letterhead]



May 30, 1996


Mr. James R. Shaw
PRESIDENT
CLASSIC RESTAURANTS, INC.
3091 Governors Lake Drive, Building 100, Suite 500
Norcross, Georgia 30071

By Facsimile Transmission to 1-770-729-8330

         Re:      PROFESSIONAL ENGAGEMENT

Dear Mr. Shaw:

         This letter confirms the terms pursuant to which we have been engaged by Classic Restaurants, Inc., a Florida corporation (the "Company"), to provide the following services:

         DIVERSIFIED CORPORATE CONSULTING GROUP, LLC'S RESPONSIBILITIES

1. Recruit and retain at least five market makers for the Company's common stock.

2. Recruit and supervise a financial public relations firm acceptable to the Company's

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        [Services offered by Diversified Corporate Consulting Group, LLC]


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Mr. James R. Shaw
May 30, 1996
Page 2


         Board of Directors, to assist the Company to disseminate information required in order to permit its securities to realize their proper trading value.

3. Use our best efforts to introduce the Company to at least two journalistic publications in multiple media, and to encourage such publications to feature the Company's progress in communications to subscribers.

4.       (a)      Assist the  Company to  raise required  debt or equity capital
                  through   introductions   to  investment   banking  firms  and
                  individual investors, when and if  necessary; and

         (b) Assist the Company to list its securities, if eligible, for trading on either one or more national securities exchanges or on the NASDAQ inter dealer quotation system.

5. Use best efforts to induce retail securities brokerage firms to consider the Company's securities as appropriate investments for their retail clients.

6. Assist the Company to effect corporate restructuring designed to maximize its operational efficiency, initiate an acquisitions program, and develop programs to assure compliance with applicable securities laws, with initial legal services to be provided through your legal counsel.

7.       If  required,  train  Company   personnel  and  consultants  in  proper
         procedures  for   regulatory  compliance  and  to  effect  its  various
         strategic and tactical plans.

8. Assist the Company to locate and implement computer programs designed to perform a major portion of the preparation of periodic reports and proxy materials required by the Securities Exchange Act of 1934, as amended.

9. Develop programs to assist the Company to comply with the electronic filing requirements of Securities and Exchange Commission Regulation ST.

                               TERMS OF ENGAGEMENT

1. Except as described below with reference to the services described above (which are to be completed within 6 months after the date of this engagement letter), we will bill at our standard hourly rates for all work as to which a prior written arrangement with different terms has not been entered into. Any documents prepared by us on existing

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                   Diversified Corporate Consulting Group, LLC


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Mr. James R. Shaw
May 30, 1996
Page 3


         forms will be subject to a $50 per page initial licensing fee augmented by the time spent in personalizing the subject form.

2. NOTWITHSTANDING THE FOREGOING, during the initial 185 days of our representation, we will accept and you will pay to us:

         (a)      A non-accountable, non-refundable engagement fee of $10,000;

         (b) 100,000 shares of the Company's common stock to be registered on Securities and Exchange Commission Form S-8, and issued to Diversified Corporate Consulting Group, LLC, on or before June 28, 1996; and

         (c) Options to purchase 300,000 shares of the Company's common stock, both options and the underlying common stock to be registered on Securities and Exchange Commission Form S-8 on or before June 28, 1996, and exercisable as follows:

                  (1) The exercise price shall be the nominal sum of $0.10 per share;

                  (2) The options shall be exercisable as to 100,000 shares for a period of one year, starting on June 30, 1996; and as to the remaining 200,000 shares, for a period of one year commencing on August 31, 1996; and

                  (3)      The options shall be subject to anti-dilutive rights.

         The foregoing compensation shall be in lieu of document licensing fees and of required cash payments for up to an aggregate of 130 hours of our hourly and licensing fees.

3. Unless requested by you to the contrary, work will be performed by the person with the lowest billing rate and requisite knowledge and experience.

4. All work requiring legal review will be submitted for approval by you to your legal counsel prior to its use, or, in the alternative, we will engage legal counsel to conduct such review on your behalf. In the latter case, our general counsel will review legal matters pertaining to states in which it is licensed to practice law and matters pertaining to other states will be referred to attorneys licensed in such other states. Payment of all balances due such unrelated attorneys will be your responsibility, notwithstanding our collection function.

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                   Diversified Corporate Consulting Group, LLC



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Mr. James R. Shaw
May 30, 1996
Page 4


5. In addition to our hourly fees, you will be responsible for payment of all costs and disbursements associated with our services. All statements will be paid within 10 days after receipt. In the event additional time is required, the Firm will have the option of selling the account receivable and you agree to pay interest thereon at the monthly rate of 1%. In the event collection activities are required, you agree to pay all of our out of pocket costs associated therewith. There will be no change or waiver of the provisions contained herein, unless such change is in writing and signed by you and the Firm.


6. Diversified Corporate Consulting Group, LLC, shall have a right of first refusal to arrange all financing for the Company and its affiliates (whether debt or equity, foreign or domestic), during the initial 12 months of this engagement and shall be kept apprised of all capital raising activities by the Company, whether on a debt or equity basis.

7. (a) The Company shall supply Diversified Corporate Consulting Group, LLC, on a regular and timely basis with all approved data and information about the Company, its management, its products, and its operations and the Company shall be responsible for advising Diversified Corporate Consulting Group, LLC of any fact which would affect the accuracy of any prior data and information supplied to Diversified Corporate Consulting Group, LLC.

         (b) The Company shall use its best efforts to promptly supply Diversified Corporate Consulting Group, LLC with full and complete copies of all filings with all federal and state securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with Diversified Corporate Consulting Group, LLC's assistance, with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, ETC.

         (c) The Company shall promptly notify Diversified Corporate Consulting Group, LLC of the filing of any registration statement for the sale of securities and/or of any other event which triggers any restrictions on publicity.

         (d) The Company shall notify Diversified Corporate Consulting Group, LLC if any information or data supplied by the Company to Diversified Corporate Consulting Group, LLC has not been released or promulgated to the public.

         (e) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts material, information, and data which it supplies to Diversified Corporate Consulting Group, LLC and the Company acknowledges its awareness that Diversified Corporate Consulting Group, LLC.

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                   Diversified Corporate Consulting Group, LLC


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Mr. James R. Shaw
May 30, 1996
Page 5


                  will rely on such continuing representation in disseminating such information and otherwise performing its functions under this engagement letter.

         (f) Diversified Corporate Consulting Group, LLC, in the absence of notice in writing from the Company, may rely on the continuing accuracy of material, information and data supplied by the Company.

8. Final drafts of any matters prepared by us will be reviewed by you and, if legally required, by legal your counsel, to assure that:

         (a)      All required information has been provided;

         (b)      All materials are presented accurately; and,

         (c) That no materials required to render information provided "not misleading" are omitted.

         Only after such review and approval by you and, if required, your legal counsel, will any documents be filed with regulatory agencies or provided to third parties. Financial data will be reviewed by competent, independent, certified public accountants to be separately retained by you. If required by you, we will assist in selection and supervision of such attorneys and accountants. Such accountants will be required to review and approve all financially related filings, prior to submission to the appropriate regulatory authorities.

9. In the event our services are provided for the benefit of juridical entities other than the Company, no materials for which we are responsible will be submitted to third parties until they have been reviewed and approved as to form and content by all executive officers, directors, partners, joint venturers or persons performing similar roles for the subject juridical entity. The filing of materials prepared by us with any governmental agency or provision of copies thereof to other persons shall be deemed presumptive evidence that our materials have been reviewed and approved as heretofore described.

                             DUE DILIGENCE MATERIALS

         We will upon receipt of a signed copy of this engagement letter, provide you with the following materials:

1. Officers and Directors Questionnaires to be completed by all officers, directors and

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                   Diversified Corporate Consulting Group, LLC


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Mr. James R. Shaw
May 30, 1996
Page 6



         principal consultants to entities for which we perform services at your request, and then returned to us;

2. A Company Questionnaire to be completed by a knowledgeable person or persons designated by entities for which we perform services at your request and then returned to us;

3. A memorandum prepared by us acquainting you with the requirements of Securities and Exchange Commission Regulation S-B, which governs the bulk of required Securities and Exchange Commission disclosure, both in conjunction with fund raising activities and with periodic reporting obligations.

    *                                  *                                  *

         In the event that you desire different arrangements, either in general or for specific projects, we will be glad to consider your proposals; however, all contrary arrangements must be memorialized in a written instrument signed by this firm. Please sign a copy of this transmission and return it to us by facsimile transmission to (352) 245-5913. Please also complete and return the enclosed client data sheet.

       We look forward to a pleasant and mutually profitable relationship.

                                Very truly yours,



                   DIVERSIFIED CORPORATE CONSULTING GROUP, LLC

                            /s/ William A. Calvo, III

                              William A. Calvo, III
                                 MANAGING MEMBER


      THE FOREGOING IS HEREBY ACCEPTED, AS OF THE DATE FIRST ABOVE WRITTEN.

                                /s/ James R. Shaw

                                Mr. James R. Shaw
                                    PRESIDENT
                            CLASSIC RESTAURANTS, INC.


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                   Diversified Corporate Consulting Group, LLC


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